Exhibit 99.1

FOR IMMEDIATE RELEASE
March 22, 2024

Tandy Leather Factory Reports Fourth Quarter and Full Year 2023 Results

FORT WORTH, TEXAS – March 22, 2024 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the fourth fiscal quarter and full year 2023.

Highlights from 2023:

•	Revenues were $76.2 million, down 5.1% from 2022
•	Generated operating income of $4.4 million
•	Net income of $3.8 million, up from $1.2 million in 2022
•	Gross margins of 59.3%, up from 57.9% in 2022
•	Operating expenses $40.8 million, down 9.7% from 2022
•	Adjusted EBITDA* of $6.5 million
•	Ended year with $12.2 million of cash and cash equivalents

The Company’s full year sales were $76.2 million in 2023, down from $80.3 million in 2022.  Operating expenses decreased to $40.8 million from $45.1 million in 2022 and decreased as a percentage of sales to 53.5% from 56.2% in 2022.  2023 full year gross profit was $45.2 million, or 59.2%, vs $46.5 million, or 57.9%, in 2022.  Net income was $3.8 million in 2023, compared to $1.2 million in 2022.  Additional details regarding the Company’s 2023 results can be found in its Annual Report on Form 10-K, filed with the SEC on March 22, 2024.

Tandy Leather Factory’s fourth quarter sales were $20.8 million in 2023, down from $22.4 million in 2022.  Fourth quarter 2023 gross profit was $11.5 million, down from $12.5 million in 2022.  Fourth quarter operating income was $1.7 million, up from $0.3 million in 2022.  As of December 31, 2023, the Company held $12.2 million of cash and cash equivalents, up from $8.0 million a year earlier.  The Company held inventory of $38.0 million, down from $38.2 million as of December 31, 2022.  The Company had basic and diluted net income in the quarter of $0.23 per share, versus $0.06 in the prior year.

Janet Carr, Chief Executive Officer of the Company, said, “In 2023, Tandy focused on growing profits and cash against the backdrop of an environment of weaker retail sales and continued high inflation.  Our total sales did decline, by about 5% including 6 stores closed in 2022 and 2023.  However, we grew our operating income by more than $3 million versus 2022 driven by disciplined management of operating expenses and some capitalizable costs like freight.  Operating expenses declined by nearly 10% over 2022, as we established a new baseline cost structure.  Our year-end cash also grew by $4.2 million to $12.2 million.  For 2024, we will continue to manage costs while putting renewed focus on sales with selective new stores and continued improvement in the customer experience.”

The Company will host an investor presentation online (via Zoom) and by phone on Tuesday March 26, at 9:00 am CDT to discuss the Company’s first quarter operating results.  Please note that those wishing to ask questions during the presentation will need to have an audio connection (by device or phone dial-in) in order to do so; questions submitted by text or chat will not be read aloud during the presentation but may be answered privately afterwards.  Investors and other interested participants may attend the presentation on the web or by phone as follows:

Topic: Tandy Leather 2023 Year-End Investor Call
Time: March 26, 2024, 9:00 AM Central Time (US and Canada)

Join Zoom Meeting
https://us06web.zoom.us/j/84143000816

Meeting ID: 841 4300 0816

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*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Year ended December 31, 2023
Net income	$3.8
Add back:
Depreciation and amortization	1.2
Interest income	(0.1)
Income tax provision	0.8
Stock-based compensation	0.8
Adjusted EBITDA	$6.5

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 101 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.